                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       KENTEK INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                        KENTEK INFORMATION SYSTEMS, INC.
                             2945 WILDERNESS PLACE
                             BOULDER, CO 80301-5403

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 20, 1998

TO THE STOCKHOLDERS OF KENTEK INFORMATION SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KENTEK INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company" or "Kentek"), will be held on Friday, November 20, 1998 at 10:00 a.m. local time at the offices of Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the selection of Deloitte & Touche LLP, independent auditors, as auditors of the Company for its fiscal year ending June 30, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on October 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors

                                            /s/ Vicky S. Hammond

                                            Vicky S. Hammond
                                            Assistant Secretary

Boulder, Colorado
October 23, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                        KENTEK INFORMATION SYSTEMS, INC.
                             2945 WILDERNESS PLACE
                             BOULDER, CO 80301-5403

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                               NOVEMBER 20, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of KENTEK INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company" or "Kentek"), for use at the Annual Meeting of Stockholders to be held on November 20, 1998 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York. The Company intends to mail this proxy statement and accompanying proxy card on or about October 26, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING AT THE MEETING

     Only holders of record of Common Stock at the close of business on October 23, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 23, 1998 the Company had outstanding and entitled to vote 6,969,097 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     The holders of a majority of the shares entitled to vote, present in person or represented by proxy constitute a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for election of directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of the Company's independent auditors or to take action with respect to any other matter as may be properly brought before the Annual Meeting.

     With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and have no effect.

     Abstentions may be specified on the proposals to ratify the selection of the Company's independent auditors but will have no effect on the outcome of the vote.

     Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors and the ratification of the selection of the Company's independent auditors if such firms have not received voting instructions from a beneficial owner. However, the failure of a broker to vote shares in the absence of instructions (a "broker non-vote") will have no effect on the outcome of the vote on such proposals.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 2945 Wilderness Place, Boulder, Colorado 80301-5403, a written notice of revocation or by completing a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 1999 Annual Meeting of Stockholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission is June 25, 1999. The deadline for submitting a stockholder proposal or a nomination for a director that is not to be included in such proxy statement and proxy is, in accordance with the advance notification provisions of the Company's bylaws, September 22, 1999.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting five directors will be elected, each to hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, each having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. I. Jimmy Mayer was previously a director and resigned effective January 11, 1998 and is therefore not nominated for election at the Annual Meeting.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                              THE BOARD RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                NAME                  AGE           POSITION HELD WITH THE COMPANY
                ----                  ---           ------------------------------
Howard L. Morgan, Ph.D.(1)..........  52    Chairman of the Board of Directors
Philip W. Shires....................  57    President, Chief Executive Officer and Director
Justin J. Perreault(1)(2)...........  35    Director
James H. Simons, Ph.D.(2)...........  60    Director
Sheldon Weinig, Ph.D. ..............  70    Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Howard L. Morgan, Ph.D., has served as Chairman of the Board since 1993 and as a Director since 1982. He has served since June 1989 as the President of The Arca Group, Inc., a consulting and investment management company. Dr. Morgan has also been a general partner of Renaissance Partners, a venture capital partnership, since 1982. He serves as a director of Franklin Electronic Publishers, Inc., Quarterdeck Corporation, Unitronix Corporation, Cylink Corporation, Segue Software Corporation, Infonautics Corporation, Neoware Systems and Meta Creations, Inc.

     Philip W. Shires has served as President since April 1989 and as Chief Executive Officer since October 1991. Prior to joining Kentek, he served as President of the Data Products Division of Lear Siegler Corporation, President of the ITT Qume Division of International Telephone and Telegraph Corporation and President of Optotech, Inc., an optical disk drive manufacturer.

     Justin J. Perreault has served as a director since February 1994. Since November 1995 he has served as Executive Vice President and Chief Operating Officer of Object Design, Inc., an object oriented database company. From 1992 to November 1995, he was a Vice President at the Harvard Private Capital Group, Inc., an investment affiliate of Aeneas Venture Corp. and the Harvard Management Company. Prior to joining the Harvard Private Capital Group, Mr. Perreault was a consultant with McKinsey & Co., Inc. from 1990 to 1992.

     James H. Simons, Ph.D. has served as a director since 1982. Since 1982, he has served as the President and Chairman of Renaissance Technologies Corp. Dr. Simons also serves as a director of Franklin Electronic Publishers, Inc., Cylink Corporation, Segue Software Corporation and Numar Corp.

     Sheldon Weinig, Ph.D. has served as a director since June 1997. Dr. Weinig has been an Adjunct Professor at Columbia University since 1995 and at The State University of New York at Stony Brook since 1994. From 1989 to 1996, Dr. Weinig was employed by the Sony Corporation as Vice Chairman of Sony Engineering and Manufacturing of America. Dr. Weinig founded Materials Research Corporation in 1957, and served as Chairman of that multinational company until it was purchased by Sony Corporation. He serves as a director for Aseco, Insituform Technologies Corporation and Intermagnetics General Corporation.

                              THE BOARD RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited the Company's financial statements for the fiscal year ended 1998. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board at their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voted at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

                              THE BOARD RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1998 by: (i) each director;
(ii) each of the current executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
                                                                NUMBER       PERCENT
                  NAME OF BENEFICIAL OWNER                    OF SHARES     OF TOTAL
                  ------------------------                    ----------    ---------
James H. Simons, Ph.D.(2)...................................  1,066,630       15.25%
  c/o Renaissance Technologies Corp.
  800 Third Avenue
  New York, New York 10022
Murdoch & Co.(3)............................................  1,037,082       14.82%
  c/o Bermuda Trust Company, Ltd.
  6 Front Street
  Hamilton HM11 Bermuda
Khronos Capital Limited(4)..................................    905,848       13.00%
  Tropic Isle Building
  Wickhams Cay
  Road Town, Tortola
  British Virgin Islands
Wellington Management Company, LLP(5).......................    678,000        9.73%
  75 State Street
  Boston, Massachusetts 02109
Wellington Trust Company, NA(6).............................    488,000        7.00%
  75 State Street
  Boston, Massachusetts 02109
ROI Capital Management, Inc. ...............................    653,800        9.38%
  17 E. Sir Francis Drake Boulevard, #225
  Larkspur, California 94939
Heartland Advisors, Inc. ...................................    589,900        8.46%
  790 N. Milwaukee Street
  Milwaukee, Wisconsin 53202
Matthew L. Feshbach.........................................    449,800        6.45%
  425 Sherman Avenue, Suite 220
  Palo Alto, California 94306
Donald J. Bowman(7).........................................     11,667        *
Richard L. Kann(7)..........................................     25,376        *
Howard L. Morgan, Ph.D.(8)..................................    144,902        2.05%
Justin J. Perreault(7)......................................     19,849        *
Philip W. Shires(9).........................................    173,382        2.44%
Sheldon Weinig(7)...........................................      9,000        *
All directors and executive officers as a group (8
  persons)(10)..............................................  1,450,806       19.90%

---------------

 * Less than one percent

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of September 30, 1998, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of ownership is based on 6,969,097 shares of Common Stock outstanding on October 23, 1998.

 (2) Includes 1,028,082 shares of Common Stock held by Murdoch & Co. as nominee of a trust for the benefit of Dr. Simons and members of his immediate family. Also includes 27,243 shares of Common Stock issuable upon exercise of options.

 (3) Consists solely of shares held as nominee of a trust for the benefit of James H. Simons and members of his immediate family.

 (4) I. Jimmy Mayer may be deemed to be the beneficial owner of these shares of Common Stock. Mr. Mayer was a member of the Board until his resignation in January 1998.

 (5) Reflects 418,000 shares of Common Stock as to which they have shared voting power and 678,000 shares with shared dispositive power.

 (6) Reflects 228,000 shares of Common Stock as to which they have shared voting power and 488,000 shares with shared dispositive power.

 (7) Consists solely of shares of Common Stock issuable upon exercise of options.

 (8) Includes 96,364 shares of Common Stock issuable upon exercise of options.

 (9) Includes 133,382 shares of Common Stock issuable upon exercise of options.

(10) Includes shares included pursuant to notes (2) and (7) through (9) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

                   NAME                      AGE                  POSITION
                   ----                      ---                  --------
Philip W. Shires...........................  57     President and Chief Executive Officer
Vicky S. Hammond...........................  35     Chief Financial Officer
Donald J. Bowman...........................  54     Vice President, Engineering
Richard L. Kann............................  42     Vice President, Operations

See "Proposal 1 Election of Directors" for the biography of Mr. Shires.

     Vicky S. Hammond has served as Chief Financial Officer of the Company since June 1998. Ms. Hammond joined Kentek in 1991 and served as Controller from 1992 to June of 1998. Prior to this she served as Assistant Controller of Dynamic Materials Corporation and spent four years in public accounting, most recently with Pannell Kerr Forster International.

     Donald J. Bowman has served as Vice President, Engineering since August 1997. Mr. Bowman served as Director of Engineering for Exabyte Corporation from 1991 to 1997.

     Richard L. Kann has served as Vice President, Operations since April 1995. Mr. Kann served as Director of Operations from October 1990 to April 1995. Prior to joining Kentek, he served in various management positions at Beckman Instruments, Lear Siegler Data Products Division and Optotech, Inc., a manufacturer of optical disk drive products.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 1998 the Board held four meetings. All other actions taken by the Board during fiscal 1998 were accomplished by unanimous written consent. The Board has established the following committees: an Audit Committee and a Compensation Committee.

     The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews the Company's balance sheet, statement of operations and statement of cash flows for each interim period. The Audit Committee is composed of two non-employee directors: Mr. Perreault and Dr. Morgan. It met two times during the fiscal year ended June 30, 1998.

     The Compensation Committee administers the Company's compensation program and Option Plan and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company. Until January 1998 when Mr. Mayer resigned from the Board, the Compensation Committee included three non-employee directors. The committee is now composed of two non-employee directors: Mr. Perreault and Dr. Simons. It met one time during the fiscal year ended June 30, 1998.

     During the fiscal year ended June 30, 1998, all Board members attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors generally receives $750 compensation for each regular or special meeting of the Board at which he is in attendance and is entitled additionally to be reimbursed for his reasonable out of pocket expenses relating to such attendance.

     Each non-employee director of the Company also receives stock option grants under the Option Plan. Only directors of the Company who are not otherwise employed by the Company or a subsidiary of the Company are eligible to receive such options. Options granted to non-employee directors are not treated as incentive stock options under the Internal Revenue Code of 1986, as amended. Options granted to non-employee directors are non-discretionary. On the first business day of each calendar year, each non-employee director of the Company is automatically granted, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 9,000 shares of the Company's Common Stock. Each person who first becomes a non-employee director of the Company during the course of a calendar year is automatically granted an option, on the first business day on which such person becomes a non-employee director, to purchase a number of shares of Common Stock equal to 9,000 multiplied by a fraction, the numerator of which is the number of calendar months remaining in the calendar year and the denominator of which is twelve. The exercise price of options granted to non-employee directors is the fair market value of Common Stock on the date of grant. Options granted to non-employee directors pursuant to the Option Plan vest in full six months after the date of grant.

     During fiscal 1998, the Company granted each non-employee director (except Dr. Weinig) an option to purchase 9,000 shares of Common Stock at an exercise price of $8.00 per share. The fair market value of such Common Stock on the date of grant was $8.00 per share. Upon election to the Board in June 1997, Dr. Weinig received an option to purchase 27,000 shares of Common Stock at an exercise price and fair market value of $7.88 per share with a vesting period of three years. Dr. Weinig will not receive an automatic grant of 9,000 shares until January 2000. As of September 30, 1998, only one non-employee director exercised options. In March 1998, Howard L. Morgan exercised 30,820 stock options at $3.24 per share and retained 12,500 of those shares.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended June 30, 1998, 1997 and 1996, compensation, awarded or paid to, or earned by, the Company's Chief Executive Officer and its three next most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                                     AWARDS
                                                                          ----------------------------
                                                  ANNUAL COMPENSATION     SECURITIES
                                                 ----------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR   SALARY ($)   BONUS ($)   OPTIONS(1)   COMPENSATION(2)
---------------------------               ----   ----------   ---------   ----------   ---------------
Philip W. Shires........................  1998    $261,600    $113,000          --         $4,882
  President and Chief Executive Officer   1997     251,100     134,650      10,000          4,672
                                          1996     239,600     202,000      95,896          3,132
Craig G. Lamborn(4).....................  1998     143,000          --          --          3,382
  Vice President, Finance and             1997     139,600      25,000       5,000          4,650
    Administration                        1996     129,600      75,000      34,589          2,415
Donald J. Bowman(3).....................  1998     135,000          --      35,000          2,394
  Vice President, Engineering
Warren W. Frebel(5).....................  1998     144,700          --          --          3,325
  Vice President, Sales                   1997      57,100      10,000      30,000             --
Richard L. Kann.........................  1998     115,300      20,000          --          1,985
  Vice President, Operations              1997     110,300      25,000          --          4,577
                                          1996     104,600      45,000      20,753          1,219

---------------

(1) Options are incentive stock options granted under the Option Plan.

(2) Represents matching contributions made or accrued by the Company on behalf of the individuals to the Company's 401(k) plan.

(3) Mr. Bowman joined the Company in August 1998. His annualized salary for 1998 would have been $150,000.

(4) As of June 1998, Mr. Lamborn was no longer employed by the Company.

(5) Mr. Frebel joined the Company in February 1997 and his annualized salary for 1997 (excluding bonus) would have been $120,000. As of July 1998, Mr. Frebel was no longer employed by the Company.

     The following table sets forth certain information regarding options granted to Named Executive Officers during the fiscal year ended June 30, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                       NUMBER                                                    VALUE AT ASSUMED ANNUAL
                                         OF         PERCENT OF                                    RATES OF STOCK PRICE
                                     SECURITIES        TOTAL                                    APPRECIATION FOR OPTIONS
                                     UNDERLYING   OPTIONS GRANTED    PRICE PER                           TERM(2)
                                      OPTIONS     TO EMPLOYEES IN      SHARE       EXPIRATION   -------------------------
               NAME                  GRANTED(#)   FISCAL YEAR(%)    ($/SHARE)(1)      DATE          5%            10%
               ----                  ----------   ---------------   ------------   ----------   -----------   -----------
Donald J. Bowman...................    35,000          42.4%           $9.50       08/28/2007    $208,950      $529,900

---------------

(1) The exercise price per share of granted options was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.

(2) The potential realizable value is calculated based on the term of the option (10 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during the fiscal year ended June 30, 1998, (ii) the number of securities underlying unexercised options held by the Named Executive Officers as of June 30, 1998 and (iii) the value of unexercised in the money options (i.e., options for which the fair market value of the Common Stock ($8.63 at June 30, 1998) exceeds the exercise price) as of June 30, 1998:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            SHARES                 OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-ENDED(1)
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------   -----------   -------------   -----------   -------------
Philip W. Shires........    83,282      $517,051     130,049         6,667        $277,838        $13,334
Craig G. Lamborn........     7,705        48,233      43,961         3,333          93,843          6,666
Donald J. Bowman........         0             0      11,667        23,333               0              0
Richard L. Kann.........     4,623        30,327      25,376             0          54,305              0
Warren W. Frebel........    10,000        21,250           0        20,000               0         52,600

---------------

(1) Based on the fair market value of the Common Stock as of June 30, 1998 ($8.63), minus the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

     The Company entered into an Employment Agreement with Mr. Shires on April 1, 1989 (the "Employment Agreement"). The Employment Agreement, which pursuant to its terms has been amended by the Board, provided in fiscal 1998 for (i) an annual salary of $252,000, (ii) an annual bonus equal to 1.5% of the Company's pre tax profit for each fiscal year and (iii) a leased or purchased automobile or an automobile allowance of $800 per month. The Employment Agreement can be terminated by the Company by written notice at any time, and in such event, Mr. Shires is entitled to a monthly severance payment equal to his then current monthly salary (exclusive of any incentive compensation or bonus) for a period of six months after such termination. Mr. Shires is obligated not to solicit any employees to leave employment of the Company for a period of three years after termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the fiscal year ended June 30, 1998, the Company had no compensation committee interlocks required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Committee") is responsible for establishing and administering the Company's compensation programs with respect to the Company's executive officers. Until January 1998 when Mr. Mayer resigned from the Board, the Compensation Committee included three non-employee directors. The committee is now composed of two non-employee directors: Mr. Perreault and Dr. Simons. The Committee is responsible for administering the policies, which govern annual executive salaries, bonuses and the granting of stock options pursuant to the Option Plan. The Committee will annually evaluate the performance, and determine the compensation, of the Chief Executive Officer (the "CEO") and the other executive officers of the Company. In making this determination, the Committee considers both internal and external data, including input from outside compensation consultants and independent executive compensation data. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed in full by the Board.

     The policies of the Company with respect to compensation of executive officers, including the CEO, were to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Board adopted a mix among the compensation elements of salary and stock options.

     The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

BASE SALARY

     Base salaries for executive officers are set annually by reviewing the skills and performance levels of individual executive officers, the needs of the Company and the competitive pay practices of comparable companies.

BONUS

     Cash incentive compensation (bonus) is designed to reward executives by linking a portion of their overall cash compensation to the Company's overall performance. Bonus payments to all executive officers, except the CEO, are based on the Company's overall performance and the individual's success in meeting certain specified individual objectives. Pursuant to the terms of an Employment Agreement by and between the CEO and the Company, the CEO receives a bonus equal to 1.5% of the Company's pre-tax profit in each fiscal year.

OPTION GRANTS

     Equity based incentive compensation has been established by the Company through its Option Plan to provide executive officers of the Company with an opportunity to share, along with stockholders of the Company, in the long term performance of the Company and to closely align the interests of management and stockholders.

     In awarding stock options under the Option Plan, the Committee considers individual performance and responsibilities, relative position within the Company and prior option grants. The purpose of the Option Plan is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. Vesting restrictions are utilized to encourage executives to remain with the Company and to focus on long-term results.

     After considering the criteria relating to awarding stock options, the Board determined to grant stock options to the Company's Vice President of Engineering in fiscal 1998. Options granted under the Option Plan have a three-year vesting schedule and expire ten years from the date of grant. The exercise price of such options granted to executive officers in fiscal 1998 was 100% of the fair market value of the underlying stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company has entered into an Employment Agreement with Mr. Shires (see "Employment Agreement") which provides for the determination of annual salary by the Committee at its discretion, as well as a bonus equal to 1.5% of the Company's pre tax profit.

     Mr. Shires' base salary in fiscal 1998 was $252,000, and he earned a bonus in the amount of $113,000 in accordance with the terms of his Employment Agreement. The Committee has set Mr. Shires' base salary for fiscal 1999 at $252,000, based on its subjective evaluation of various factors, including the importance to the Company of the level of leadership and strategic planning contributed by Mr. Shires.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance based compensation" within the meaning of the Code. Treasury regulations under Section 162(m) offer a number of transitional exceptions to this deduction limit, including an exemption for compensation plans or agreements in existence prior to the time the Company becomes publicly held, and the Option Plan qualifies for this exemption. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year, which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which other forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance based compensation." The Board intends to continue to evaluate the effects of the statute and Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

                             COMPENSATION COMMITTEE

                              Justin J. Perreault
                             James H. Simons, Ph.D.

                     PERFORMANCE MEASUREMENT COMPARISON (1)

     The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years or such shorter period of time as the Company has been publicly traded. The Company became a publicly traded company on April 17, 1996 when its initial public offering commenced. The following table shows the total return to stockholders of an investment in the Company's Common Stock as compared to an investment in a peer group of companies consisting of GENICOM Corporation, Nu Kote Holding, Inc., Printronix, Inc., QMS, Inc., Tridex Corporation and Zebra Technologies, Corp., which companies are similar in scope to the Company in terms of printer and/or consumable supplies sales, and an investment in the NASDAQ Composite Index, for the period April 17, 1996 through June 30, 1998.

     Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividend for a given period (assuming dividend reinvestment) and the difference between the share price at the end and the beginning of the period, by (ii) the share price at the beginning of the period.

                                                       Kentek                              Nasdaq
               Measurement Period                   Information                          Composite
             (Fiscal Year Covered)                 Systems, Inc.       Peer Group           (US)
4/17/96                                                        100               100               100
6/28/96                                                     132.81             88.93            105.72
6/30/97                                                      98.10             82.20            128.66
6/30/98                                                     110.22            118.80            169.05

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     During fiscal year 1998, the Company paid The Arca Group, Inc. $79,000 for consulting services provided by Dr. Morgan, Chairman of the Board. Dr. Morgan is President of The Arca Group, Inc.

                                 OTHER MATTERS

     The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A copy of the Company's 1998 Annual Report is being transmitted herewith, by order of the Board, but does not constitute part of the proxy solicitation materials.

                                            By Order of the Board of Directors

                                            /s/ Vicky S. Hammond

                                            Vicky S. Hammond
                                            Assistant Secretary

October 23, 1998

                        KENTEK INFORMATION SYSTEMS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1998

         The undersigned hereby appoints Philip W. Shires and Vicky S. Hammond, and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Kentek Information Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Kentek Information Systems, Inc. to be held at Renaissance Technologies Corporation, 33rd Floor, 800 Third Avenue, New York, New York on Friday, November 20, 1998 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:               To elect directors to hold office until the next
                          Annual Meeting of Stockholders and until their successors are elected.

[ ]      FOR all nominees listed below         [ ]   WITHHOLD AUTHORITY  to vote for all  nominees (except
                                                     as marked to the contrary below) listed below.

NOMINEES:               Howard L. Morgan, Philip W. Shires, Justin J. Perreault,
                        James H. Simons, Sheldon Weinig.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:


------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:               To ratify selection of Deloitte & Touche LLP as
                          independent auditors of the Company for its fiscal year ending June 30, 1999.

[ ]     FOR                       [ ]     AGAINST                [ ]     ABSTAIN

DATED _______________, 199___


                                                  --------------------------

                                                  --------------------------
                                                         Signature (s)

                                                  Please sign exactly as your
                                                  name appears hereon. If the
                                                  stock is registered in the
                                                  names of two or more persons,
                                                  each should sign. Executors,
                                                  administrators, trustees,
                                                  guardians and attorneys in
                                                  fact  should add their titles.
                                                  If signer  is a corporation,
                                                  please give full corporate
                                                  name and have a duly
                                                  authorized officer sign,
                                                  stating title. If signer is a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.